As filed with the Securities and Exchange Commission on October 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.

(Exact name of Registrant as specified in its charter)

California	20-8639702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18101 Von Karman Avenue, Suite 700, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

First Foundation Inc. 2015 Equity Incentive Plan

(Full title of the plan)

John M. Michel, Chief Financial Officer

First Foundation Inc.

18101 Von Karman Avenue, Suite 700, Irvine, California 92612

(Name and address of agent for service)

(949) 202-4160

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	2,178,558 shares	$22.66	$49,366,125	$4,971.25

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also shall cover any additional shares of Registrant’s common stock that become issuable under the First Foundation Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	The aggregate offering price for the 2,178,558 shares of Common Stock registered hereby which may be issued under the Equity Incentive Plan is estimated solely for the purpose of calculating the registration fee, in a accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices, as reported by NASDAQ, of the Common Stock on October 22, 2015, which was $22.66 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the Equity Incentive Plan and are not being filed with or included in this Form S-8 registration statement. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by First Foundation Inc. (referred to herein as the “Company,” “our,” “we” or “us”) with the Securities and Exchange Commission (the “Commission”), are incorporated in this registration statement by this reference:

(a) The Company’s Registration Statement on Form 10 (the “Form 10 Registration Statement”), which was filed with the Commission on October 17, 2013 pursuant to, and became effective on December 16, 2013 under, Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments to that Registration Statement that may have been or may be filed with the Commission.

(b) The Company’s Registration Statement on Form S-3 (File No. 333-205431), which was filed with the Commission on July 1, 2015 pursuant to, and was declared effective on July 27, 2015 under, the Securities Act of 1933, as amended (the “Securities Act”), including any amendments to that Registration Statement (the “S-3 Registration Statement”) that may have been or may be filed with the Commission.

(c) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 10-K”), as filed with the Commission on March 16, 2015.

(d) Amendment No. 1 to the 2014 10-K filed with the Commission on Form 10-K/A on August 3, 2015;

(e) The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 25, 2015.

(f) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the 2014 10-K referred to in paragraph (c) above, other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with such Form 8-K reports that are related to those Items.

(g) The description of the Company’s Common Stock that is contained in the Company’s Form 10 Registration Statement, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with those Form 8-K reports that are related to those Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement or any later filed documents modify or supersede a statement in such earlier document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Stradling Yocca Carlson & Rauth, a Professional Corporation, which provides legal services to the Company, has rendered the legal opinion set forth in Exhibit 5.1 to this registration statement. Shareholders of Stradling Yocca Carlson & Rauth own a total of 8,500 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (the “Corporations Code”) authorizes a court to award, or a corporation’s Board of Directors to authorize the indemnification by the corporation of directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the Corporations Code provides that this limitation on liability has no effect on a director’s liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (f) under Section 310 of the Corporations Code (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the Corporations Code (directors’ liability for improper dividends, loans and guarantees).

Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Furthermore, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders.

Our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorizes us to provide indemnification to our officers and directors to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code. Our amended and restated bylaws also provide for similar indemnification of our officers and directors to the maximum extent permitted by California law.

In 2007, the Company’s shareholders approved indemnification agreements to be entered into by the Company with its directors and executive officers and authorized the Company to enter into such agreements with its directors and officers. These agreements require the Company, among other things, (i) to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company, (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance for our directors and officers.

The foregoing summaries are necessarily subject to the complete text of the California Corporations Code, our articles of incorporation, our amended and restated bylaws and the indemnification agreements referred to above and are qualified in their entirety by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company as described above, we have been informed that in the opinion of the Commission,

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such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our articles of incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of First Foundation Inc., as amended, as filed with the California Secretary of State. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10 Registration Statement filed with the Commission on October 17, 2013).

3.2	Amended and Restated Bylaws of First Foundation Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10 Registration Statement filed with the Commission on October 17, 2013).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.99	First Foundation 2015 Equity Incentive Plan. (Incorporated by reference to Exhibit D to the Company’s Definitive Proxy Statement filed with the Commission on September 25, 2015.)

23.1	Consent of Vavrinek, Trine, Day & Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the Signature Page of the Registration Statement).

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Item 9.	Undertakings.

(a)	We hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 28, 2015.

FIRST FOUNDATION INC.

By:	/s/ SCOTT F. KAVANAUGH
Scott F. Kavanaugh, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott Kavanaugh, Ulrich E. Keller, Jr. and John M. Michel and each them, individually, as his or her attorneys-in-fact, with full power and authority, including full power of substitution, for the undersigned to sign, in any and all capacities, any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to do any and all acts and things for and in name of the undersigned which such attorneys-in-fact, or any of them, individually, may deem necessary or advisable to enable First Foundation Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and does hereby ratify and confirm all that any of said attorneys-in-fact, or any of their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the respective capacities and on the dates indicated below.

Signature	Title	Date

/s/ SCOTT F. KAVANAUGH Scott F. Kavanaugh	Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2015

/s/ JOHN M. MICHEL John M. Michel	Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2015

/s/ ULRICH E. KELLER, JR.	Chairman and Director	October 28, 2015
Ulrich E. Keller, Jr.

/s/ JAMES BRAKKE	Director	October 28, 2015
James Brakke

/s/ MAX BRIGGS	Director	October 28, 2015
Max Briggs

/s/ VICTORIA COLLINS	Director	October 28, 2015
Victoria Collins

/s/ WARREN D. FIX	Director	October 28, 2015
Warren D. Fix

S-1

/s/ JOHN HAKOPIAN	Director	October 28, 2015
John Hakopian

/s/ GERALD L. LARSEN	Director	October 28, 2015
Gerald L. Larsen

/s/ MITCHELL M. ROSENBERG	Director	October 28, 2015
Mitchell M. Rosenberg

/s/ JACOB P. SONENSHINE	Director	October 28, 2015
Coby Sonenshine

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of First Foundation Inc., as amended, as filed with the California Secretary of State. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10 Registration Statement filed with the Commission on October 17, 2013.)

3.2	Amended and Restated Bylaws of First Foundation Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10 Registration Statement filed with the Commission on October 17, 2013).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.99	First Foundation 2015 Equity Incentive Plan. (Incorporated by reference to Exhibit D to the Company’s Definitive Proxy Statement filed with the Commission on September 25, 2015.)

23.1	Consent of Vavrinek, Trine, Day & Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the Signature Page of the Registration Statement).

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